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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/CFO, Cygnus
                                   (650) 369-4300      www.cygn.com
                                   Burns McClellan (212) 213-0006
                                   Jonathan M. Nugent - Investors
                                   Justin Jackson - Media


FOR IMMEDIATE RELEASE

                  Cygnus Reports 1998 Financial Results

                    No Reverse Stock Split for Cygnus;
              Nasdaq Continued Listing Requirements Achieved

REDWOOD CITY, CA - January 29, 1999 - Cygnus, Inc. (Nasdaq:CYGN) today reported total revenue of $11.7 million for the year ended December 31, 1998, as compared to $29.5 million for the year ended December 31, 1997. Cygnus posted a net loss of $39.4 million ($1.95/share) for 1998, as compared to a net loss of $50.5 million ($2.67/share) for 1997. The decrease in total revenue was primarily attributed to royalties received in 1997, some of which were deferred from 1996, from Nicotrol (registered trademark of Pharmacia AB, Stockholm, Sweden) transdermal systems manufactured and shipped to support the over-the-counter launch of the product. No such revenue was recognized in 1998. Additionally, product revenue decreased as a result of the discontinuation of the shipments of the FemPatch (registered trademark of Warner-Lambert Co., Morris Plains,
NJ) system as well as the Nicotrol system. The decrease in contract revenue largely reflects one-time payments in 1997 from Pharmacia & UpJohn's purchase of the manufacturing rights for the Nicotrol system in the U.S. and payments from Warner-Lambert related to manufacturing the FemPatch system.

Cygnus today also announced that there will be no reverse stock split of the Company's common stock. Nasdaq notified the Company that it has been found to be in compliance with the bid price requirement as well as all other requirements necessary for continued listing on the Nasdaq National Market. Cygnus received approval from shareholders, in December 1998, for a three-for-one reverse stock split as a solution if there was no other recourse in complying with the continued listing requirements for the Nasdaq National Market.

"It has been management's strong desire to avoid a reverse stock split and we are pleased this is no longer an issue we need to deal with at this time," stated John C. Hodgman, President and Chief Executive Officer of Cygnus, Inc. "As a result of restructuring the convertible debt and now being in compliance with Nasdaq, we believe there is improved stability and predictability in our capital structure. We can focus all of our attention on achieving our regulatory milestones and signing a marketing agreement for the GlucoWatch (Registered Trademark) biographer," he added.

Net loss for 1997 included a $39.7 million non-recurring arbitration settlement expense. Net loss for 1997, exclusive of this arbitration expense, was $10.8 million. The increase in net loss in 1998 as compared to 1997, exclusive of the arbitration expense mentioned above, is mainly due to a decrease in total revenue, partially offset by a decrease in cost of goods sold, an increase in operating expenses and a decrease in net interest income. Operating expenses increased primarily due to the Company's accelerated level of clinical and marketing activities associated with the GlucoWatch biographer. The decrease in net interest income principally relates to the amortization of debt issuance costs associated with the Senior Subordinated Convertible Notes, interest expense, and non-cash beneficial conversion costs associated with the subsequent restructuring of the Senior Subordinated Convertible Notes. These costs were offset by a net arbitration settlement with Pharmacia & Upjohn from which Cygnus received $2.7 million.

Cygnus reported revenue of $2.5 million in the fourth quarter of 1998, as compared to $6.5 million in the fourth quarter of 1997. The reduction in revenue is primarily attributed to a decrease in billings related to the Nicotrol system and the discontinuation of shipments of the FemPatch system. Net loss for the fourth quarter 1998 was $14.6 million ($0.71/share) as compared to $5.2 million ($0.27/share) in the fourth quarter of 1997. Net loss increased primarily due to an increase in operating expenses related to the GlucoWatch biographer clinical and marketing activities and a decrease in interest income due to interest on Senior Subordinated Convertible Notes, amortization of debt issuance costs, and the non-cash beneficial conversion costs related to the restructuring of the Senior Subordinated Convertible Notes.

Cygnus ended 1998 with cash, cash equivalents and short-term investments of $28.8 million.

The Company's results of operations vary significantly from period to period and depend on, among other factors, the signing of new product development agreements and the timing of recognizing payment amounts specified thereunder, the timing of recognizing license fees and cost reimbursement payments made by pharmaceutical company licensees, and the demand for its Nicotrol system. The Company's contract revenue is generally earned and recognized based on the percentage of actual efforts expended compared to total expected efforts during the development period for each contract. However, contract revenue is not always aligned with the timing of related expenses. To date, research and development expenses generally have exceeded contract revenue in any particular period and the Company expects the same situation for the next several years. In addition, the level of revenue in any given period is not necessarily indicative of expected revenue in future periods.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems, utilizing its proprietary technologies to satisfy unmet medical needs cost-effectively. Cygnus' current efforts are primarily focused on two core areas: an automatic and continuous glucose monitoring device (the GlucoWatch automatic glucose biographer) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the timely development, regulatory submission, government approvals, commercial introduction and market acceptance of the GlucoWatch biographer. There can be no assurances that the results achieved in the clinical studies would result in the FDA clearing this device for market approval. Additionally, there can be no assurances that Cygnus will not be deficient in the future with Nasdaq listing requirements, nor can there be assurances that Cygnus would not implement a reverse stock split in the future if there is a deficiency with Nasdaq listing requirements that could only be cured through a reverse stock split. There can also be no assurances that Cygnus will be successful in signing a marketing and distribution agreement for the GlucoWatch biographer. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

                                     END

                          (Financial Table to Follow)


















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                                     CYGNUS, INC.
                       Consolidated Statements of Operations
                        (In thousands, except per share data)

                                       Three Months Ended   Twelve Months Ended
                                         December 31,         December 31,
                                      -------------------  -------------------
                                        1998      1997       1998      1997
                                      --------- ---------  --------- ---------
Product revenues.....................     $ --      $742       $587    $4,212
Contract revenues....................    2,356     3,122     10,178    14,106
Royalty and other revenues...........      176     2,668        890    11,184
                                      --------- ---------  --------- ---------
          Total revenues.............    2,532     6,532     11,655    29,502
                                      --------- ---------  --------- ---------
Costs and expenses:
   Costs of products sold............      777     3,342      3,478    10,413
   Research and development..........    9,484     5,975     32,149    22,328
   Marketing, general and
     administrative..................    3,380     2,592     11,730     8,695
   Arbitration settlement............       --        33         --    39,666
                                      --------- ---------  --------- ---------
          Total costs and expenses...   13,641    11,942     47,357    81,102
                                      --------- ---------  --------- ---------
Loss from operations.................  (11,109)   (5,410)   (35,702)  (51,600)
Interest income & (expense)
  and other, net.....................   (3,499)      230     (3,726)    1,140
                                      --------- ---------  --------- ---------
NET LOSS............................. $(14,608)  $(5,180)  $(39,428) $(50,460)
                                      ========= =========  ========= =========


Basic and diluted net loss per share.   $(0.71)   $(0.27)    $(1.95)   $(2.67)
                                      ========= =========  ========= =========

Shares used in computation of basic
  and diluted net loss per share.....   20,583    19,240     20,226    18,928
                                      ========= =========  ========= =========

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                      Summary Consolidated Balance Sheet Data

                                 (In thousands)
                                                    December 31,
                                                --------------------
                                                  1998       1997
                                                ---------  ---------
Current assets................................   $31,165    $39,784
Equipment and improvements, net...............     6,464      4,596
Deferred compensation and other assets........     5,825      4,897
                                                ---------  ---------
     Total assets.............................   $43,454    $49,277
                                                =========  =========

Current liabilities...........................   $16,001    $29,843
Long-term obligations.........................    60,220     33,234
Shareholders' equity (net capital deficiency).   (32,767)   (13,800)
                                                ---------  ---------
     Total liabilities & stockholders'
     equity (net capital deficiency)..........   $43,454    $49,277
                                                =========  =========